EXHIBIT 4.4

AMENDMENT TO

ARK RESTAURANTS CORP.

2010 STOCK OPTION PLAN

Amendment (this “Amendment”) to Ark Restaurants Corp. 2010 Stock Option Plan dated as of July 30, 2018.

W I T N E S S E T H :

WHEREAS, the Ark Restaurants Corp. 2010 Stock Option Plan (the “Plan”) was established by the Board of Directors of Ark Restaurants Corp. (the “Company”) effective as of January 22, 2010;

WHEREAS, Section 1.3 of the Plan provides that “all Options shall be granted, if at all, within six (6) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company”;

WHEREAS, Section 6.3(a) of the Plan provides that “no Option shall be exercisable after the expiration of six (6) years after the effective date of grant of such Option”;

WHEREAS, the officers and directors of the Company have always acted, since the adoption of the Plan, under the mistaken belief that the Plan provided a ten (10) year Term and options granted under the Plan shall be exercisable for up to ten (10) years from the effective date of grant of the Option; and

WHEREAS, Section 10 of the Plan provides that the Board may amend the Plan at any time without shareholder approval, with certain exceptions.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the Plan is hereby amended, as follows:

1. Section 1.3 of the Plan currently reads, as follows:

1.3	Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Options shall be granted, if at all, within six (6) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.
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Section 1.3 of the Plan is hereby amended to read, as follows:

1.3	Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.

2.	Section 6.3 of the Plan currently reads, as follows:

6.3	Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of six (6) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee or prospective Director may become exercisable prior to the date on which such person commences Service with a Participating Company. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate six (6) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

Section 6.3 of the Plan is hereby amended to read, as follows:

6.3	Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee or prospective Director may become exercisable prior to the date on which such person commences Service with a Participating Company. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.
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3. Pursuant to Section 10 of the Plan, the foregoing amendments shall be deemed to have been made effective ab initio (from the beginning) under the Company’s and Option holders’ mistaken belief.

Except as set forth herein, the Plan, as amended, remains in full force and effect.

THE BOARD OF DIRECTORS OF
ARK RESTAURANTS CORP.
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